Exhibit 99.1

Expedia, Inc. Reports Second Quarter 2016 Results

BELLEVUE, WA – July 28, 2016 – Expedia, Inc. (NASDAQ: EXPE) announced financial results today for the quarter ended June 30, 2016.

All figures below include the impact from acquisitions, unless otherwise noted.

Key Highlights

•	Gross bookings increased $3.8 billion or 25% year-over-year, excluding eLong, to over $18.8 billion in the second quarter of 2016. Revenue increased 32% year-over-year to over $2.1 billion.
•	Global lodging portfolio increased by 25,000 properties, or 20% year-over-year, bringing total hotel property count to over 307,000 available on Expedia, Inc. sites.
•	Expedia and the founders of trivago have agreed to explore the feasibility of an IPO of trivago shares*. On a standalone basis, trivago reached $201 million in revenue, an increase of 41% year-over-year.
•	HomeAway delivered $172 million of revenue, representing an increase of 36% year-over-year on a standalone basis. HomeAway has now rolled out the traveler service fee as well as the Book with Confidence Guarantee program across the U.S. and Europe and, as of July 11th, moved to a single subscription option globally. HomeAway surpassed one million online bookable listings during the quarter.
•	The migrations of the Orbitz and CheapTickets mobile apps as well as ebookers onto the Expedia platform, and of Orbitz for Business customers onto the Egencia platform, have been completed.

Financial Summary & Operating Metrics ($ millions except per share amounts)

	Expedia (excluding eLong)(2)		Expedia, Inc.
Metric	Q2 2016	Δ Y/Y	Q2 2016	Δ Y/Y
Room night growth	20%	(1,419) bps	6%	(1,890) bps
Gross bookings	$18,860.8	25%	$18,860.8	22%
Revenue	2,195.9	33%	2,195.9	32%
Adjusted EBITDA(1)	330.9	18%	330.9	31%
Operating income	25.7	(81%)	25.7	(72%)
Adjusted net income(1)	128.2	(6%)	128.2	8%
Adjusted EPS(1)	$0.83	(19%)	$0.83	(7%)
Net income attributable to the Company	31.6	(61%)	31.6	(93%)
Diluted EPS			$0.21	(94%)
Free cash flow(1)			405.4	66%

*Note: Expedia does not presently anticipate selling any of its trivago shares in an initial public offering (“IPO”), should it occur, and there are no guarantees an IPO will be pursued or be successful.

(1) “Adjusted EBITDA” (Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization), “Adjusted net income,” “Adjusted EPS” and “Free cash flow” are non-GAAP measures as defined by the Securities and Exchange Commission (the “SEC”). Please see “Definitions of Non-GAAP Measures” and “Tabular Reconciliations for Non-GAAP Measures” on pages 14-18 herein for an explanation and reconciliations of non-GAAP measures used throughout this release.

(2) Expedia sold its ownership interest in eLong, Inc. on May 22, 2015 and eLong is excluded from our results from that point forward. Expedia (excluding eLong) measures are non-GAAP measures as they also exclude eLong, Inc. results prior to May 22, 2015. Please see “Definitions of Non-GAAP Measures” and “Tabular Reconciliations for Non-GAAP Measures” on pages 14-18 herein for an explanation and reconciliations of these non-GAAP measures. The classification of certain revenue and expense items as well as foreign exchange rates used for reporting purposes may result in immaterial differences between the above reported amounts and eLong, Inc.’s standalone results.

Please refer to the Glossary in the Quarterly Results section on Expedia’s investor relations website for definitions of the business and financial terms discussed within this release.

Discussion of Results

The results include Expedia.com® (“Brand Expedia”), Hotels.com®, Orbitz Worldwide, Inc. (“Orbitz® Worldwide”), Expedia® Affiliate Network (“EAN”), trivago®, HomeAway®, Egencia®, Travelocity®, Hotwire.com®, Wotif Group portfolio of travel brands, including Wotif.com, Wotif.com.nz, lastminute.com.au®, lastminute.com.nz and travel.com.au (“Wotif Group”), Classic Vacations®, CarRentals.com™, Expedia Local Expert®, Venere®, Expedia® CruiseShipCenters®, AirAsia Expedia™ and eLong (through May 22, 2015 unless otherwise noted), in addition to the related international points of sale.

The results include the results of Orbitz Worldwide following the acquisition by Expedia in September 2015, as well as results of HomeAway following the acquisition by Expedia in December 2015. Beginning in the fourth quarter of 2015, the results of Orbitz for Business are reported within the Egencia segment; the results of the rest of Orbitz Worldwide are reported within the Core OTA segment as well as within unallocated overhead costs. Unless otherwise noted, all comparisons below are versus the second quarter of 2015.

Due to Expedia’s sale of its eLong ownership stake in May 2015, all discussion below refers to results for Expedia, Inc. excluding eLong unless otherwise noted.

Estimated Impact of Recent Major Acquisitions (including operating results as well as deal and integration costs)

The acquisitions by Expedia of Orbitz Worldwide in the third quarter of 2015 and HomeAway in the fourth quarter of 2015, combined with the sale of Expedia’s stake in eLong in the second quarter of 2015, have had significant impact on Expedia’s consolidated financial and operating metrics. The table below provides a summary of impacts from these transactions (including deal and integration costs for acquired companies) on the second quarter results in order to allow for a more consistent comparison with prior periods.

Second Quarter
Metric ($ millions)	Expedia, Inc.			Expedia (excluding eLong)	Orbitz Worldwide	HomeAway(2)	Expedia (excluding eLong, Orbitz & HomeAway)
	Q2 2016	Q2 2015	Δ Y/Y	Q2 2016	Q2 2016	Q2 2016	Q2 2016	Q2 2015	Δ Y/Y
Room night growth	6%	25%	(1,890) bps	20%	NM	-	12%	35%	(2,224) bps
Gross bookings	$18,861	$15,501	22%	$18,861	$2,520	$-	$16,341	$15,063	8%
Revenue	2,196	1,663	32%	2,196	191	172	1,833	1,654	11%
Adjusted EBITDA(1)	331	252	31%	331	54	35	242	287	(16%)
Net income attributable to the company	32	450	(93%)

(1) Adjusted EBITDA is a non-GAAP measure. See pages 14-18 herein for a description and reconciliation to the corresponding GAAP measure.

(2) Expedia does not report room nights or gross bookings for HomeAway

Note: Some numbers may not add due to rounding.

Gross Bookings & Revenue

Gross Bookings by Segment ($ millions)

	Second Quarter
	2016	2015	Δ$	Δ%

Core OTA	$17,182	$13,692	$3,490	25%
Egencia	1,679	1,371	308	22%

Expedia (excluding eLong)	$18,861	$15,063	$3,798	25%
eLong	-	438	(438)	NM

Total	$18,861	$15,501	$3,360	22%

Note: Some numbers may not add due to rounding.

For the second quarter of 2016, total gross bookings increased 25% (including 1 percentage point of negative foreign exchange impact), driven primarily by 17 percentage points of inorganic impact from acquisitions, as well as growth in the Core OTA business, including growth at Brand Expedia and Hotels.com. Domestic gross bookings increased 31% and international gross bookings increased 16% (including 1 percentage point of negative foreign exchange impact). International gross bookings totaled $6.7 billion and accounted for 35% of worldwide bookings, compared with 38% in the second quarter of 2015.

The decrease in international gross bookings mix was primarily due to the acquisition of Orbitz Worldwide, which disproportionately bolstered domestic gross bookings for the second quarter of 2016.

Revenue by Segment ($ millions)

	Second Quarter
	2016	2015	Δ$	Δ%

Core OTA	$1,765	$1,463	$302	21%
trivago	201	143	58	41%
Egencia	125	101	23	23%
HomeAway	172	-	172	NM
Intercompany eliminations	(66)	(52)	(13)	(25%	)

Expedia (excluding eLong)	$2,196	$1,654	$541	33%
eLong	-	8	(8)	NM

Total	$2,196	$1,663	$533	32%

Note: Some numbers may not add due to rounding.

For the second quarter of 2016, consolidated revenue increased 32%. Other than the reduction of revenue resulting from the sale of eLong in the prior year period, factors driving revenue growth are the same as those discussed below on a non-GAAP basis.

Revenue increased 33%, driven primarily by 22 percentage points of inorganic impact from acquisitions and growth in the Core OTA business, including growth at Brand Expedia and Hotels.com, as well as at trivago. Foreign exchange impact on total revenue growth was negligible. Domestic revenue increased 40% and international revenue increased 24% (including 2 percentage points of positive foreign exchange impact). International revenue equaled $924 million, representing 42% of worldwide revenue, compared to 45% in the second quarter of 2015.

The decrease in international revenue mix was primarily due to the acquisitions of Orbitz Worldwide and HomeAway, which disproportionately bolstered domestic revenue for the second quarter of 2016.

Product & Services Detail (excluding eLong)

As a percentage of total worldwide revenue in the second quarter of 2016, hotel accounted for 61%, air accounted for 9%, advertising and media accounted for 9%, HomeAway accounted for 8% and all other revenues accounted for the remaining 13%.

Hotel revenue increased 14% in the second quarter of 2016 on a 20% increase in room nights stayed driven by the inorganic impact of acquisitions as well as the organic growth in Hotels.com and Brand Expedia, partially offset by a 5% decrease in revenue per room night. Revenue per room night decreased primarily due to margin reductions aimed at expanding the size and availability of Expedia’s global hotel supply portfolio as well as increased promotional activities such as growing loyalty programs. Revenue per room night is expected to continue to decrease year-over-year in 2016. Average daily room rates (“ADRs”) decreased 1% year-over-year in the second quarter of 2016, primarily due to an unfavorable foreign exchange translation impact. Acquisitions added approximately 8 percentage points of inorganic hotel revenue growth and 8 percentage points of room night growth for the quarter.

Air revenue increased 50% in the second quarter of 2016 on a 45% increase in air tickets sold, augmented by a 3% increase in revenue per ticket. Acquisitions added approximately 36 percentage points of inorganic air revenue growth and 30 percentage points of air ticket growth for the quarter.

Advertising and media revenue increased 42% in the second quarter of 2016 due to continued growth in trivago and Expedia® Media Solutions. All other revenue increased 113% in the second quarter of 2016 primarily driven by the addition of the HomeAway business. Excluding HomeAway, other revenue increased 35% in the second quarter of 2016 on growth in travel insurance and car rental products including an inorganic contribution from Orbitz.

GAAP Expenses

	Costs and Expenses			As a % of Revenue
	Three months ended June 30,			Three months ended June 30,
	2016	2015	Δ	2016	2015	Δ in bps
	($ millions)
GAAP cost of revenue	$406	$321	27%	18.5%	19.3%	(81)
GAAP selling and marketing	1,155	885	30%	52.6%	53.3%	(66)
GAAP technology and content	318	187	70%	14.5%	11.2%	326
GAAP general and administrative	193	141	36%	8.8%	8.5%	26

Total GAAP costs and expenses	$2,072	$1,534	35%	94.4%	92.3%	206

GAAP Cost of Revenue

•	For the second quarter of 2016, total GAAP cost of revenue increased 27%, compared to the second quarter of 2015, due to $53 million more in customer operations expenses, $18 million more in data center and other costs, as well as $14 million more in net credit card processing costs related to growth of our merchant bookings, partially offset by the elimination of pre-purchased hotel supply costs due to the disposal of eLong.
•	Acquisitions contributed approximately 21 percentage points of inorganic GAAP cost of revenue growth for the second quarter.

GAAP Selling and Marketing

•	For the second quarter of 2016, total GAAP selling and marketing expenses increased 30%, compared to the second quarter of 2015, due to a $201 million increase in direct costs, including online and offline marketing expenses. The majority of the increase in direct selling and marketing costs was driven by Brand Expedia and trivago as well as the additional costs related to the acquisitions of Orbitz and HomeAway.
•	For the second quarter of 2016, indirect costs increased $69 million, primarily driven by the additional personnel due to an accelerated pace of hiring in the lodging supply organization and additional headcount at HomeAway and Orbitz, as well as higher stock-based compensation of $19 million, including amounts related to the exercise of Expedia’s call right on certain trivago shares held by employees, as described below.
•	Acquisitions contributed approximately 16 percentage points of inorganic GAAP selling and marketing expense growth for the second quarter of 2016.

GAAP Technology and Content

•	For the second quarter of 2016, GAAP technology and content expense increased 70%, compared to the second quarter of 2015, primarily due to $60 million more in personnel and overhead costs to support key technology projects at Brand Expedia and in our corporate technology function, as well as the addition of HomeAway personnel and overhead costs. Depreciation and amortization of technology assets also increased $25 million quarter over quarter. In addition, stock-based compensation increased $23 million quarter over quarter, including amounts related to the exercise of Expedia’s call right on certain trivago shares held by employees, as described below.
•	Acquisitions contributed approximately 23 percentage points of inorganic GAAP technology and content expense growth for the second quarter of 2016.

GAAP General and Administrative

•	For the second quarter of 2016, GAAP general and administrative expense increased 36%, compared to the second quarter of 2015, primarily due to a $26 million increase in personnel and overhead expenses. In addition, stock-based compensation increased $15 million quarter over quarter, including amounts related to the exercise of Expedia’s call right on certain trivago shares held by employees, as described below, that were partially offset by absence of eLong related stock-based compensation in the current period.
•	Acquisitions contributed approximately 15 percentage points of inorganic GAAP general and administrative expense growth for the second quarter of 2016.

Adjusted Expenses – Expedia (excluding eLong)

	Costs and Expenses			As a % of Revenue
	Three months ended June 30,			Three months ended June 30,
	2016	2015	Growth	2016	2015	Δ in bps
	($ in millions)
Adjusted cost of revenue *	$388	$297	31%	17.7%	18.0%	(29)
Adjusted selling and marketing *	1,123	856	31%	51.1%	51.8%	(61)
Adjusted technology and content *	201	114	76%	9.2%	6.9%	226
Adjusted general and administrative *	144	109	32%	6.6%	6.6%	(1)

Total adjusted costs and expenses	$1,856	$1,377	35%	84.5%	83.2%	134

Total depreciation	116	78	49%	5.3%	4.7%	57
Total stock based compensation	100	27	276%	4.6%	1.6%	296

Total costs and expenses	$2,072	$1,481	40%	94.4%	89.5%	487

*Adjusted expenses are non-GAAP measures. See pages 14-18 herein for a description and reconciliation to the corresponding GAAP measures.

Note: Some numbers may not add due to rounding.

Adjusted Cost of Revenue

•	For the second quarter of 2016, total adjusted cost of revenue increased 31%, compared to the second quarter of 2015, due to $57 million more in customer operations expenses, $19 million more in data center and other costs, as well as $15 million more in credit card processing costs, primarily due to an increase in transaction volumes.
•	Acquisitions contributed approximately 22 percentage points of inorganic adjusted cost of revenue growth for the quarter.

Adjusted Selling and Marketing

•	For the second quarter of 2016, total adjusted selling and marketing expense increased 31%, compared to the second quarter of 2015, due to a $217 million or 30% increase in direct costs, including online and offline marketing expenses. Brand Expedia and trivago accounted for a majority of the organic increase in direct selling and marketing expenses in the second quarter of 2016.
•	For the second quarter of 2016, indirect costs increased $49 million or 34%, primarily driven by additional personnel due to an accelerated pace of hiring in the lodging supply organization. As a percentage of total adjusted selling and marketing, indirect costs represented 17% in the second quarter of 2016, essentially consistent with the second quarter of 2015.
•	Acquisitions contributed approximately 16 percentage points of inorganic adjusted selling and marketing growth for the quarter.

Adjusted Technology and Content

•	For the second quarter of 2016, total adjusted technology and content expense increased 76%, compared to the second quarter of 2015, due to $64 million more in total personnel and overhead costs, net of capitalized salary costs, as well as a $23 million increase in total direct costs. The organic increase in personnel and overhead costs was driven by key technology projects primarily in Brand Expedia and the corporate technology function. The organic increase in direct costs was driven primarily by expenditures to support the growth of our technology platforms.
•	Acquisitions contributed approximately 37 percentage points of inorganic adjusted technology and content growth for the quarter.

Adjusted General and Administrative

•	For the second quarter of 2016, total adjusted general and administrative expense increased 32%, compared to the second quarter of 2015, primarily due to a $24 million increase in personnel costs. The organic increase in general and administrative expenses was driven by higher professional fees and increased personnel costs.
•	Acquisitions contributed approximately 17 percentage points of inorganic adjusted general and administrative expense growth for the quarter.

Depreciation Expense

Depreciation expense increased $38 million or 49% to $116 million in the second quarter of 2016, primarily due to increased expenses related to previously capitalized software development costs for completed technology projects which have been placed into service as well as investments in corporate technology infrastructure. Depreciation expense is expected to continue to increase as additional projects are completed.

Stock-Based Compensation Expense

Stock-based compensation expense increased $73 million or 276% to $100 million in the second quarter of 2016, primarily due to the exercise of Expedia’s call right on certain trivago shares held by employees, as described below, partially offset by absence of eLong related stock-based compensation in the current period.

During the second quarter of 2016, Expedia exercised its call right on certain shares held by trivago employees, which were originally awarded in the form of stock options pursuant to the trivago employee stock option plan and subsequently exercised by such employees, and elected to do so at a premium to fair value, which resulted in an incremental stock-based compensation charge of approximately $49 million in the second quarter of 2016 pursuant to liability award treatment. The acquisition of these employee minority interests increased Expedia’s ordinary ownership of trivago by a nominal amount.

Net Income Attributable to Expedia and Adjusted EBITDA*

Adjusted EBITDA by Segment ($ millions)

	Second Quarter
	2016	2015	Δ$	Δ%

Core OTA	$428	$384	$44	11%
trivago	7	(9)	16	NM
Egencia	26	24	3	12%
HomeAway	38	-	38	NM
Unallocated overhead costs	(169)	(118)	(51)	(43%)

Expedia (excluding eLong)	$331	$281	$50	18%
eLong	-	(29)	29	NM

Total	$331	$252	$79	31%

Net income attributable to the Company(1)	$32	$450	$(418)	(93%)

1 Expedia does not calculate or report net income by segment.

* Adjusted EBITDA is a non-GAAP measure. See pages 14-18 herein for a description and reconciliation to the corresponding GAAP measure.

Note: Some numbers may not add due to rounding. Orbitz Worldwide Adjusted EBITDA results are included in Core OTA, Egencia and Unallocated Overhead Costs in the amounts of $66 million, $2 million and ($16) million, respectively, for the second quarter of 2016.

GAAP net income attributable to Expedia was $32 million in the second quarter of 2016, a decrease of 93% compared to GAAP net income of $450 million in the second quarter of 2015, which included a $395 million after-tax gain related to the sale of eLong.

Adjusted EBITDA was $331 million in the second quarter of 2016, an increase of 18% compared to Adjusted EBITDA (excluding eLong) of $281 million in the second quarter of 2015. Core OTA Adjusted EBITDA increased 11% in the second quarter of 2016, driven primarily by Orbitz, EAN, Travelocity and Hotels.com, partially offset by Brand Expedia and Hotwire. Consolidation of the HomeAway and Orbitz Worldwide financial statements (including related deal and integration costs) increased second quarter 2016 Expedia Adjusted EBITDA growth by 31 percentage points.

Amortization of Intangible Assets

Consolidated amortization of intangible assets increased $57 million or 213% to $84 million in the second quarter of 2016, primarily due to amortization related to recent acquisitions, including Orbitz Worldwide and HomeAway.

Restructuring and Related Reorganization Charges

In connection with the migration of technology platforms and centralization of technology, supply and other operations, primarily related to previously disclosed acquisitions, we recognized $10 million in restructuring and related reorganization charges during the three months ended June 30, 2016. Based on current plans, which are subject to change, we expect up to $15 million of restructuring charges for the remainder of 2016 (for total 2016 charges of up to $55 million), but these could be higher should we make additional decisions throughout the year and estimates do not include the impact from any possible future acquisitions.

Interest and Other

Consolidated interest income in the second quarter of 2016 was essentially consistent with the second quarter of 2015. Consolidated interest expense in the second quarter of 2016 increased $14 million or 51%, compared to the second quarter of 2015, primarily due to the issuance of an additional €650 million of bonds in June 2015, as well as $750 million of bonds in December 2015.

Consolidated other, net was a gain of $0.1 million in the second quarter of 2016, compared to a loss of $17 million in the second quarter of 2015. Both the gain in the second quarter of 2016 and the loss in the second quarter of 2015 were primarily related to foreign exchange. Expedia’s revenue hedging program is designed primarily to offset the book-to-stay impact on merchant hotel revenue. Expedia includes that portion of any realized gains or losses from the revenue hedging program that are included in other, net that relate to revenue recognized in the period in the calculation of Adjusted EBITDA.

Income Taxes

The effective tax benefit on GAAP pre-tax loss was 149.3% for the second quarter of 2016, compared with an effective tax rate on GAAP pre-tax income including eLong of 23.5% for the second quarter of 2015. The effective tax benefit for the second quarter of 2016 was driven by discrete income tax items including the recognition of excess tax benefits resulting from the adoption of new accounting guidance for share-based payments. The effective tax rate on pre-tax adjusted net income (“ANI”) was 26.6% for the second quarter of 2016, compared to 23.1% in the prior year period. The year-over-year change in the ANI effective tax rate was due to an increase in certain foreign losses for which Expedia did not record a tax benefit.

Balance Sheet, Cash Flows and Capitalization

Cash, cash equivalents, restricted cash and short-term investments totaled $2.4 billion at June 30, 2016. For the six months ended June 30, 2016, consolidated net cash provided by operating activities was $1.7 billion and consolidated free cash flow totaled $1.3 billion. Both measures include $1.3 billion from net changes in operating assets and liabilities, primarily driven by an increase in deferred merchant bookings. For the six months ended June 30, 2016, consolidated free cash flow increased $153 million, compared to the prior year period, primarily due to the decrease in capital expenditures related to the acquisition of Expedia’s future corporate headquarters in the second quarter of 2015, partly offset by an increase in hardware and capitalized labor costs, as well as the increase in net cash provided by operating activities related to higher Adjusted EBITDA, partially offset by decreased benefits from working capital changes.

Long-term debt, net of applicable discounts and debt issuance costs, totaled $3.2 billion at June 30, 2016 consisting of $740 million in 5.0% senior notes due 2026; $494 million in 4.5% senior notes due 2024; $716 million (€650 million) in 2.5% senior notes due 2026; $747 million in 5.95% senior notes due 2020 and $500 million in 7.456% senior notes due 2018. In addition, as of June 30, 2016, Expedia had a $1.5 billion unsecured revolving credit facility which was essentially untapped.

At June 30, 2016, Expedia, Inc. had stock-based awards outstanding representing approximately 22 million shares of Expedia common stock, consisting of options to purchase approximately 21 million common shares with an $81.73 weighted average exercise price and weighted average remaining life of 5.1 years, and approximately 1 million restricted stock units (“RSUs”).

During the first six months of 2016, Expedia, Inc. repurchased 2.9 million shares of Expedia, Inc. common stock for an aggregate purchase price of $312 million excluding transaction costs (an average of $107.49 per share). As of June 30, 2016, there were approximately 8.3 million shares remaining under the February 2015 repurchase authorization.

On June 16, 2016, Expedia, Inc. paid a quarterly dividend of $36 million ($0.24 per common share). In addition, on July 27, 2016, the Executive Committee of Expedia’s Board of Directors declared a cash dividend of $0.26 per share of outstanding common stock to be paid to stockholders of record as of the close of business on August 25, 2016, with a payment date of September 15, 2016. Based on current shares outstanding, the total payment for this quarterly dividend is estimated to be approximately $39 million. Future declaration of dividends and the establishment of future record and payment dates are subject to the final determination of Expedia’s Board of Directors.

Recent Highlights

Core OTA

•	Brand Expedia partnered with the Association of Train Operating Companies (ATOC) and SilverRail Technologies on Expedia’s new rail product, which is expected to be available on the Expedia.co.uk site this fall.
•	Expedia unveiled the Expedia bot for Facebook Messenger, where travelers can quickly find and book hotel rooms.
•	In partnership with Options Away, Expedia released a new hold feature powered by TripLock on Expedia, Orbitz, Travelocity and CheapTickets sites, allowing customers to hold a flight from two days up to a week for a small fee.
•	Upgrade Options launched on Orbitz and CheapTickets, allowing customers to see ancillary airline fee details for items like baggage and seat upgrades as they shop.
•	The company completed migration of ebookers websites and mobile apps onto the Expedia platform.
•	Core OTA brands continue to strengthen leadership in mobile. The company completed migration of the Orbitz and CheapTickets mobile apps onto the Expedia platform, offering app users broader choices for flights, hotels, car rentals and activities than before. The Expedia app was named the 2016 People’s Voice Travel App at the 20th annual Webby Awards. Hotwire revealed that approximately half of its hotel transactions are booked on mobile devices. Nearly 40% of Wotif Group’s traffic now comes from mobile devices.
•	Expedia, Inc. brands took home awards from the Cannes Lions Festival. Brand Expedia’s Dream Adventures campaign, done in partnership with St. Jude Children’s Research Hospital®, won four bronze Cannes Lions. Hotels.com took home bronze for its Captain Obvious Runs for President campaign.
•	EAN launched Hotels.com for Partners, a new online platform that allows partners to leverage the Hotels.com website template and provides an option to white label or co-brand with Hotels.com. Partners include Frontier Airlines, SAS and Swiss International Airlines, as well as online travel agencies Etraveli and Travelstart.

trivago

•	Expedia and the founders of trivago have agreed to explore the feasibility of an IPO of trivago shares*.
•	trivago continued its growth trajectory, growing its standalone revenue 41% year-over-year (including 3 percentage points of positive foreign exchange impact).
•	trivago has expanded its relationship with Facebook, leading to a pilot project for Facebook’s Dynamic Ads for Travel, which has been rolled out across 52 markets worldwide.

Egencia

•	The company completed migration of Orbitz for Business customers onto the Egencia platform.
•	Egencia continued expansion in the Asia Pacific region by launching its Hong Kong point of sale.
•	Egencia began rolling out Rail by Egencia, a fully redesigned customer-centric user interface, and announced an extension of its partnership with SilverRail Technologies.
•	Egencia entered into travel management agreement renewals with CVS Health, a leader in health care; Intralinks Holdings, Inc., a global content collaboration company that provides cloud-based solutions; and Houghton Mifflin Harcourt, a global learning company specializing in pre-K–12 education content, services and technology solutions.

HomeAway

•	HomeAway rolled out its traveler service fee and introduced its Book with Confidence Guarantee in Europe and moved to a single subscription option globally as of July 11th.
•	HomeAway’s online bookable listing count passed the one million mark during the second quarter.
•	In conjunction with its national sponsorship of the Euro Cup, HomeAway held a global contest that gave winners the once in a lifetime opportunity to stay in an apartment in the Eiffel Tower. The campaign generated more than 3 billion earned media impressions globally including more than 21 million views from one Facebook Live event.

Expedia, Inc.

•	During the second quarter of 2016, Expedia added nearly 25,000 properties to its global lodging portfolio. Expedia’s property count now stands at over 307,000 available on Expedia, Inc. sites.
•	Expedia entered into supply marketing agreements with a number of airlines, including Air Europa, Etihad Airways, LATAM Airlines and WestJet Airlines.
•	The Association of Marketing and Communication Professionals awarded Media Solutions and its marketing partners with four Hermes Creative Awards.

*Note: Expedia does not presently anticipate selling any of its trivago shares in an IPO, should it occur, and there are no guarantees an IPO will be pursued or be successful.

EXPEDIA, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except for per share data)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
Revenue	$2,195,869	$1,662,600	$4,099,830	$3,035,997
Costs and expenses:
Cost of revenue (1) (2)	406,380	321,082	808,950	643,000
Selling and marketing (1) (2)	1,154,993	885,480	2,194,341	1,648,861
Technology and content (1) (2)	317,921	186,516	609,475	376,971
General and administrative (1) (2)	192,555	141,394	338,566	257,791
Amortization of intangible assets	84,181	26,880	174,180	51,922
Legal reserves, occupancy tax and other	4,344	5,510	6,318	8,039
Restructuring and related reorganization charges (1)	9,833	5,646	39,636	10,322

Operating income (loss)	25,662	90,092	(71,636)	39,091
Other income (expense):
Interest income	4,955	4,693	8,522	10,238
Interest expense	(42,939)	(28,515)	(86,899)	(56,509)
Gain on sale of business	-	508,810	-	508,810
Other, net	127	(17,023)	(28,068)	88,078

Total other income (expense), net	(37,857)	467,965	(106,445)	550,617

Income (loss) before income taxes	(12,195)	558,057	(178,081)	589,708
Provision for income taxes	18,202	(131,221)	75,556	(130,311)

Net income (loss)	6,007	426,836	(102,525)	459,397
Net loss attributable to noncontrolling interests	25,642	22,808	25,585	34,390

Net income (loss) attributable to Expedia, Inc.	$31,649	$449,644	$(76,940)	$493,787

Earnings (loss) per share attributable to Expedia, Inc. available to common stockholders:
Basic	$0.21	$3.49	$(0.51)	$3.85
Diluted	0.21	3.38	(0.51)	3.74
Shares used in computing earnings (loss) per share:
Basic	149,552	128,887	150,332	128,229
Diluted	153,532	132,960	150,332	132,184
Dividends declared per common share	$0.24	$0.18	$0.48	$0.36

(1) Includes stock-based compensation as follows:
Cost of revenue	$2,884	$1,316	$5,292	$2,474
Selling and marketing	25,454	6,860	32,496	13,332
Technology and content	28,820	5,559	39,441	12,343
General and administrative	42,803	27,759	60,467	42,231
Restructuring and related reorganization charges	470	-	11,643	-

(2) Includes depreciation as follows:
Cost of revenue	$15,313	$11,103	$29,808	$21,684
Selling and marketing	6,991	2,327	12,711	4,505
Technology and content	88,048	62,898	167,749	121,525
General and administrative	5,671	2,949	11,010	6,008

EXPEDIA, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	June 30,	December 31,
	2016	2015
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$2,296,524	$1,676,299
Restricted cash and cash equivalents	42,166	11,324
Short-term investments	38,500	33,739
Accounts receivable, net of allowance of $28,837 and $27,035	1,454,518	1,082,406
Income taxes receivable	135,516	13,805
Prepaid expenses and other current assets	196,753	158,688

Total current assets	4,163,977	2,976,261
Property and equipment, net	1,235,282	1,064,259
Long-term investments and other assets	643,851	642,802
Deferred income taxes	19,618	15,458
Intangible assets, net	2,646,039	2,793,954
Goodwill	8,019,775	7,992,941

TOTAL ASSETS	$16,728,542	$15,485,675

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable, merchant	$1,455,758	$1,329,870
Accounts payable, other	689,724	485,557
Deferred merchant bookings	3,870,022	2,337,037
Deferred revenue	331,837	235,809
Income taxes payable	34,163	68,019
Accrued expenses and other current liabilities	1,065,251	1,469,725

Total current liabilities	7,446,755	5,926,017
Long-term debt	3,196,847	3,183,140
Deferred income taxes	512,088	473,841
Other long-term liabilities	322,098	314,432
Commitments and contingencies
Redeemable noncontrolling interests	983,832	658,478
Stockholders’ equity:
Common stock $.0001 par value	22	22
Authorized shares: 1,600,000
Shares issued: 222,766 and 220,383
Shares outstanding: 136,793 and 137,459
Class B common stock $.0001 par value	1	1
Authorized shares: 400,000
Shares issued and outstanding: 12,800 and 12,800
Additional paid-in capital	8,877,699	8,696,508
Treasury stock - Common stock, at cost	(4,383,221)	(4,054,909)
Shares: 85,974 and 82,924
Retained earnings	7,369	507,666
Accumulated other comprehensive income (loss)	(299,566)	(284,894)

Total Expedia, Inc. stockholders’ equity	4,202,304	4,864,394
Non-redeemable noncontrolling interests	64,618	65,373

Total stockholders’ equity	4,266,922	4,929,767

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$16,728,542	$15,485,675

EXPEDIA, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six months ended June 30,
	2016	2015
Operating activities:
Net income (loss)	$(102,525)	$459,397
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation of property and equipment, including internal-use software and website development	221,278	153,722
Amortization of stock-based compensation	149,339	70,380
Amortization of intangible assets	174,180	51,922
Deferred income taxes	24,107	2,021
Foreign exchange (gain) loss on cash, cash equivalents and short-term investments, net	(23,916)	37,012
Realized (gain) loss on foreign currency forwards	19,081	(29,460)
Gain on sale of business	-	(508,810)
Noncontrolling interest basis adjustment	-	(77,400)
Other	(8,415)	8,415
Changes in operating assets and liabilities, net of effects from acquisitions and disposals:	-
Accounts receivable	(367,188)	(412,670)
Prepaid expenses and other assets	(57,052)	(5,162)
Accounts payable, merchant	126,056	245,843
Accounts payable, other, accrued expenses and other current liabilities	154,368	198,606
Tax payable/receivable, net	(190,948)	(20,867)
Deferred merchant bookings	1,511,578	1,479,263
Deferred revenue	96,154	9,819

Net cash provided by operating activities	1,726,097	1,662,031

Investing activities:
Capital expenditures, including internal-use software and website development	(379,981)	(468,727)
Purchases of investments	(20,446)	(506,109)
Sales and maturities of investments	22,758	226,325
Acquisitions, net of cash acquired	-	(327,362)
Proceeds from sale of business, net of cash divested and disposal costs	-	527,212
Net settlement of foreign currency forwards	(19,081)	29,460
Other, net	2,222	10,435

Net cash used in investing activities	(394,528)	(508,766)

Financing activities:
Payment of HomeAway Convertible Notes	(400,443)	-
Proceeds from issuance of long-term debt, net of issuance costs	(1,664)	702,348
Purchases of treasury stock	(328,311)	(44,925)
Proceeds from issuance of treasury stock	-	22,487
Payment of dividends to stockholders	(71,947)	(45,991)
Proceeds from exercise of equity awards and employee stock purchase plan	69,777	59,083
Excess tax benefit on equity awards	-	69,085
Withholding taxes for stock option exercises	(1,282)	(85,033)
Other, net	(14,619)	8,986

Net cash provided by (used in) financing activities	(748,489)	686,040
Effect of exchange rate changes on cash and cash equivalents	37,145	(54,876)

Net increase in cash and cash equivalents	620,225	1,784,429
Cash and cash equivalents at beginning of period	1,676,299	1,402,700

Cash and cash equivalents at end of period	$2,296,524	$3,187,129

Supplemental cash flow information
Cash paid for interest	$72,814	$53,885
Income tax payments, net	89,972	79,672

Expedia, Inc. (excluding eLong)

Trended Metrics

(All figures in millions)

•	The following metrics are intended as a supplement to the financial statements found in this release and in our filings with the SEC. In the event of discrepancies between amounts in these tables and our historical financial statements, readers should rely on our filings with the SEC and financial statements in our most recent earnings release.
•	We intend to periodically review and refine the definition, methodology and appropriateness of each of our supplemental metrics. As a result, metrics are subject to removal and/or change, and such changes could be material.
•	These metrics do not include adjustments for one-time items, acquisitions, foreign exchange or other adjustments.
•	Some numbers may not add due to rounding.

	2014		2015				2016		Y / Y
	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Growth

Gross bookings by segment
Core OTA	$11,453	$9,431	$12,907	$13,692	$14,091	$13,563	$17,226	$17,182	25%
Egencia	1,285	1,226	1,366	1,371	1,302	1,387	1,656	1,679	22%

Expedia (excluding eLong)	12,738	10,657	14,273	15,063	15,393	14,950	18,882	18,861	25%
Gross bookings by geography
Domestic	$7,861	$6,432	$8,887	$9,301	$9,584	$9,616	$12,288	$12,179	31%
International	4,877	4,226	5,386	5,762	5,809	5,335	6,594	6,682	16%

Expedia (excluding eLong)	12,738	10,657	14,273	15,063	15,393	14,950	18,882	18,861	25%
Gross bookings by agency/merchant
Agency	$6,894	$5,851	$7,737	$8,175	$8,206	$8,430	$10,640	$10,611	30%
Merchant	5,844	4,807	6,536	6,888	7,187	6,520	8,242	8,250	20%

Expedia (excluding eLong)	$12,738	$10,657	$14,273	$15,063	$15,393	$14,950	$18,882	$18,861	25%
Revenue by segment
Core OTA	$1,477	$1,159	$1,170	$1,463	$1,739	$1,505	$1,540	$1,765	21%
trivago	139	87	119	143	176	110	176	201	41%
Egencia	97	100	98	101	94	107	110	125	23%
HomeAway	-	-	-	-	-	20	142	172	NM
Intercompany eliminations	(49)	(27)	(47)	(52)	(71)	(44)	(64)	(66)	25%

Expedia (excluding eLong)	$1,664	$1,318	$1,340	$1,654	$1,938	$1,699	$1,904	$2,196	33%
eLong	49	38	34	8	-	-	-	-	NM

Total	$1,713	$1,356	$1,373	$1,663	$1,938	$1,699	$1,904	$2,196	32%
Revenue by geography
Domestic	$888	$728	$768	$910	$1,047	$978	$1,115	$1,271	40%
International	775	591	572	745	890	721	789	924	24%

Expedia (excluding eLong)	$1,664	$1,318	$1,340	$1,654	$1,938	$1,699	$1,904	$2,196	33%
eLong	49	38	34	8	-	-	-	-	NM

Total	$1,713	$1,356	$1,373	$1,663	$1,938	$1,699	$1,904	$2,196	32%
Revenue by type
Agency	$436	$346	$360	$452	$555	$495	$523	$612	36%
Merchant	1,090	858	858	1,060	1,222	1,044	1,065	1,210	14%
Advertising & Media	138	114	121	143	161	139	174	202	42%
HomeAway	-	-	-	-	-	20	142	172	NM

Expedia (excluding eLong)	$1,664	$1,318	$1,340	$1,654	$1,938	$1,699	$1,904	$2,196	33%
eLong	49	38	34	8	-	-	-	-	NM

Total	$1,713	$1,356	$1,373	$1,663	$1,938	$1,699	$1,904	$2,196	32%
Adjusted EBITDA by segment
Core OTA	$501	$359	$219	$384	$589	$407	$292	$428	11%
trivago	0	14	5	(9)	(9)	16	8	7	NM
Egencia	16	11	20	24	14	10	15	26	12%
HomeAway	-	-	-	-	-	4	17	38	NM
Unallocated overhead costs	(102)	(107)	(109)	(118)	(125)	(158)	(156)	(169)	-43%

Expedia (excluding eLong)	$415	$277	$135	$281	$469	$280	$177	$331	18%
eLong	(6)	(27)	(33)	(29)	-	-	-	-	NM

Total	$409	$250	$102	$252	$469	$280	$177	$331	31%
Net income (loss) attributable to the company	$257	$66	$44	$450	$283	$(13)	$(109)	$32	-93%
Worldwide hotel (merchant & agency)
Room nights	45.1	37.9	38.3	50.6	61.5	52.8	52.6	60.9
Room night growth	24%	28%	32%	35%	36%	39%	37%	20%
Domestic room night growth	24%	25%	23%	24%	25%	33%	32%	22%
International room night growth	25%	32%	46%	50%	50%	47%	44%	18%
ADR growth	4%	0%	-3%	-6%	-6%	-5%	-3%	-1%
Revenue per night growth	-2%	-9%	-13%	-16%	-15%	-11%	-9%	-5%
Revenue growth	22%	16%	15%	14%	17%	24%	25%	14%
Worldwide air (merchant & agency)
Tickets sold growth	34%	26%	17%	26%	31%	70%	52%	45%
Airfare growth	-2%	-4%	-7%	-12%	-12%	-12%	-8%	-8%
Revenue per ticket growth	-7%	-5%	-5%	-10%	-9%	-5%	1%	3%
Revenue growth	24%	20%	12%	14%	19%	61%	54%	50%

Notes:

•	The metrics above exclude eLong for all periods presented due to Expedia’s sale of its eLong stake on May 22, 2015.
•	The metrics above include Travelocity following the strategic marketing agreement launched during the fourth quarter of 2013, as well as the subsequent acquisition of Travelocity on January 23, 2015, Wotif Group following the acquisition on November 13, 2014, AirAsia Expedia following Expedia’s purchase of an additional 25% equity interest in the former joint venture on March 10, 2015, Orbitz Worldwide following the acquisition on September 17, 2015 and HomeAway following the acquisition on December 15, 2015.
•	Advertising & Media Revenue includes 3rd party revenue from trivago. All trivago revenue is classified as international.

Notes & Definitions:

Gross Bookings: Gross Bookings is an operating and statistical measure that reflects total retail value of transactions booked for both agency and merchant transactions, recorded at the time of booking. Bookings include the total price due for travel, including taxes, fees and other charges, and are generally reduced for cancellations and refunds.

Core OTA: Core Online Travel Agencies (“Core OTA”) segment provides a full range of travel and advertising services to our worldwide customers through a variety of brands including: Expedia.com and Hotels.com in the United States and localized Expedia.com and Hotels.com websites throughout the world, Expedia Affiliate Network, Hotwire.com, Travelocity, Venere, Wotif Group, AirAsia Expedia, CarRentals.com, and Classic Vacations. The results of Orbitz Worldwide, with the exception of Orbitz for Business, are included within the Core OTA segment.

trivago: trivago segment generates advertising revenue primarily from sending referrals to online travel companies and travel service providers from its localized hotel metasearch websites.

Egencia: Egencia segment provides managed travel services to corporate customers worldwide. The results of Orbitz for Business are included within the Egencia segment.

HomeAway: HomeAway segment provides a range of travel services for the vacation rental industry through a global portfolio of brands including: HomeAway, VRBO, VacationRentals.com and BedandBreakfsast.com.

Corporate: Includes unallocated corporate expenses.

Worldwide Hotel metrics: Reported on a stayed basis and includes both merchant and agency model hotel stays.

Worldwide Air metrics: Reported on a booked basis and includes both merchant and agency air bookings.

Definitions of Non-GAAP Measures

Expedia, Inc. reports Adjusted EBITDA, Adjusted Net Income, Adjusted EPS, Free Cash Flow and Adjusted Expenses (non-GAAP cost of revenue, non-GAAP selling and marketing, non-GAAP technology and content and non-GAAP general and administrative) and certain measures excluding eLong, Inc., all of which are supplemental measures to GAAP and are defined by the SEC as non-GAAP financial measures. These measures are among the primary metrics by which management evaluates the performance of the business and on which internal budgets are based. Management believes that investors should have access to the same set of tools that management uses to analyze our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP. Adjusted EBITDA, Adjusted Net Income, Adjusted EPS have certain limitations in that they do not take into account the impact of certain expenses to our consolidated statements of operations. We endeavor to compensate for the limitation of the non-GAAP measures presented by also providing the most directly comparable GAAP measures and descriptions of the reconciling items and adjustments to derive the non-GAAP measures. Adjusted EBITDA, Adjusted Net Income and Adjusted EPS also exclude certain items related to transactional tax matters, which may ultimately be settled in cash, and we urge investors to review the detailed disclosure regarding these matters in the Management Discussion and Analysis, Legal Proceedings sections, as well as the notes to the financial statements, included in the Company’s annual and quarterly reports filed with the Securities and Exchange Commission. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. The definition of Adjusted Net Income was revised in the fourth quarters of 2010, 2011 and 2012 and the definition for Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization was revised in the fourth quarter of 2012 and in the first quarter of 2016. The definition of Adjusted Expenses was revised in the first quarter of 2014 and in the second quarter 2015.

Adjusted EBITDA is defined as net income / (loss) plus:

(1) stock-based compensation expense, including compensation expense related to certain subsidiary equity plans;

(2) acquisition-related impacts, including

(i) amortization of intangible assets and goodwill and intangible asset impairment,

(ii) gains (losses) recognized on changes in the value of contingent consideration arrangements; and

(iii) upfront consideration paid to settle employee compensation plans of the acquiree;

(3) certain other items, including restructuring;

(4) items included in Legal reserves, occupancy tax and other, which includes reserves for potential settlement of issues related to transactional taxes (e.g. hotel and excise taxes), related to court decisions and final settlements, and charges incurred, if any, for monies that may be required to be paid in advance of litigation in certain transactional tax proceedings;

(5) that portion of gains (losses) on revenue hedging activities that are included in other, net that relate to revenue recognized in the period; and

(6) depreciation.

The above items are excluded from our Adjusted EBITDA measure because these items are noncash in nature, or because the amount and timing of these items is unpredictable, not driven by core operating results and renders comparisons with prior periods and competitors less meaningful. We believe Adjusted EBITDA is a useful measure for analysts and investors to evaluate our future on-going performance as this measure allows a more meaningful comparison of our performance and projected cash earnings with our historical results from prior periods and to the results of our competitors. Moreover, our management uses this measure internally to evaluate the performance of our business as a whole and our individual business segments. In addition, we believe that by excluding certain items, such as stock-based compensation and acquisition-related impacts, Adjusted EBITDA corresponds more closely to the cash operating income generated from our business and allows investors to gain an understanding of the factors and trends affecting the ongoing cash earnings capabilities of our business, from which capital investments are made and debt is serviced. The definition for Adjusted EBITDA was revised in the fourth quarter of 2012.

Adjusted Net Income generally captures all items on the statements of operations that occur in normal course operations and have been, or ultimately will be, settled in cash and is defined as net income/(loss) attributable to Expedia, Inc. plus net of tax:

(1) stock-based compensation expense, including compensation expense related to equity plans of certain subsidiaries and equity-method investments;

(2) acquisition-related impacts, including

(i) amortization of intangible assets, including as part of equity-method investments, and goodwill and intangible asset impairment,

(ii) gains (losses) recognized on changes in the value of contingent consideration arrangements,

(iii) upfront consideration paid to settle employee compensation plans of the acquiree, and

(iv) gains (losses) recognized on noncontrolling investment basis adjustments when we acquire controlling interests;

(3) currency gains or losses on U.S. dollar denominated cash or investments held by eLong;

(4) certain other items, including restructuring charges;

(5) items included in Legal reserves, occupancy tax and other, which includes reserves for potential settlement of issues related to transactional taxes (e.g., hotel occupancy and excise taxes), related court decisions and final settlements, and charges incurred, if any, for monies that may be required to be paid in advance of litigation in certain transactional tax proceedings, including as part of equity method investments;

(6) discontinued operations;

(7) the noncontrolling interest impact of the aforementioned adjustment items and

(8) unrealized gains (losses) on revenue hedging activities that are included in other, net.

We believe Adjusted Net Income is useful to investors because it represents Expedia, Inc.’s combined results, taking into account depreciation, which management believes is an ongoing cost of doing business, but excluding the impact of certain expenses and items not directly tied to the core operations of our businesses. The definition for adjusted net income was revised in the fourth quarters of 2010, 2011 and 2012.

Adjusted EPS is defined as Adjusted Net Income divided by adjusted weighted average shares outstanding, which include dilution from options per the treasury stock method and include all shares relating to RSUs in shares outstanding for Adjusted EPS. This differs from the GAAP method for including RSUs, which treats them on a treasury method basis. Shares outstanding for Adjusted EPS purposes are therefore higher than shares outstanding for GAAP EPS purposes. We believe Adjusted EPS is useful to investors because it represents, on a per share basis, Expedia’s consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other items which are not allocated to the operating businesses such as interest expense, taxes, foreign exchange gains or losses, and minority interest, but excluding the effects of certain expenses not directly tied to the core operations of our businesses. Adjusted Net Income and Adjusted EPS have similar limitations as Adjusted EBITDA. In addition, Adjusted Net Income does not include all items that affect our net income / (loss) and net income / (loss) per share for the period. Therefore, we think it is important to evaluate these measures along with our consolidated statements of operations.

Free Cash Flow is defined as net cash flow provided by operating activities less capital expenditures. Management believes Free Cash Flow is useful to investors because it represents the operating cash flow that our operating businesses generate, less capital expenditures but before taking into account other cash movements that are not directly tied to the core operations of our businesses, such as financing activities, foreign exchange or certain investing activities. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures. Therefore, it is important to evaluate Free Cash Flow along with the consolidated statements of cash flows.

Adjusted Expenses (cost of revenue, selling and marketing, technology and content and general and administrative expenses) exclude stock-based compensation related to expenses for stock options, restricted stock units and other equity compensation under applicable stock-based compensation accounting standards as well as depreciation expense. Expedia, Inc. excludes stock-based compensation and depreciation expenses from these measures primarily because they are non-cash expenses that we do not believe are necessarily reflective of our ongoing cash operating expenses and cash operating income. Moreover, because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use when adopting applicable stock-based compensation accounting standards, management believes that providing non-GAAP financial measures that exclude stock-based compensation allows investors to make meaningful comparisons between our recurring core business operating results and those of other companies, as well as providing management with an important tool for financial operational decision making and for evaluating our own recurring core business operating results over different periods of time. Exclusion of depreciation expense also allows the year-over-year comparison of expenses on a basis that is consistent with the year-over-year comparison of Adjusted EBITDA. There are certain limitations in using financial measures that do not take into account stock-based compensation and depreciation expense, including the fact that stock-based compensation is a recurring expense and a valued part of employees’ compensation and depreciation expense is also a recurring expense and is a direct result of previous capital investment decisions made by management. Therefore it is important to evaluate both our GAAP and non-GAAP measures. See the Notes to the Consolidated Statements of Operations for stock-based compensation and depreciation expense by line item. In addition, in the second quarter of 2015, we included an adjustment to remove operating expenses related to eLong due to our sale on May 22, 2015.

Expedia, Inc. (excluding eLong). Expedia sold its ownership interest in eLong, Inc. on May 22, 2015. In order to allow comparison with prior periods for the ongoing Expedia businesses, Expedia, Inc. (excluding eLong) gross bookings, revenue, adjusted EBITDA, operating income (loss), adjusted net income (loss), adjusted EPS, and Net income (loss) attributable to the Company each exclude the impact of eLong.

Tabular Reconciliations for Non-GAAP Measures

Adjusted EBITDA (Adjusted Earnings Before Interest, Taxes, Depreciation & Amortization)

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
	(In thousands)

Adjusted EBITDA	$330,897	$252,349	$507,449	$354,112
Depreciation	(116,023)	(79,277)	(221,278)	(153,722)
Amortization of intangible assets	(84,181)	(26,880)	(174,180)	(51,922)
Stock-based compensation	(100,431)	(41,494)	(149,339)	(70,380)
Legal reserves, occupancy tax and other	(4,344)	(5,510)	(6,318)	(8,039)
Restructuring and related reorganization charges	(9,363)	(5,646)	(27,993)	(10,322)
(Gain) loss on revenue hedges related to revenue recognized	9,107	(3,450)	23	(20,636)

Operating income (loss)	25,662	90,092	(71,636)	39,091
Interest expense, net	(37,984)	(23,822)	(78,377)	(46,271)
Gain on sale of business	-	508,810	-	508,810
Other, net	127	(17,023)	(28,068)	88,078

Income (loss) before income taxes	(12,195)	558,057	(178,081)	589,708
Provision for income taxes	18,202	(131,221)	75,556	(130,311)

Net income (loss)	6,007	426,836	(102,525)	459,397
Net loss attributable to noncontrolling interests	25,642	22,808	25,585	34,390

Net income (loss) attributable to Expedia, Inc.	$31,649	$449,644	$(76,940)	$493,787

Adjusted Net Income (Loss) & Adjusted EPS

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
	(in thousands, except per share data)

Net income (loss) attributable to Expedia, Inc.	$31,649	$449,644	$(76,940)	$493,787
Amortization of intangible assets	84,181	26,880	174,180	51,922
Stock-based compensation	100,431	41,494	149,339	70,380
Legal reserves, occupancy tax and other	4,344	5,510	6,318	8,039
Restructuring and related reorganization charges	9,363	5,646	27,993	10,322
Foreign currency (gain) loss on U.S. dollar cash balances held by eLong	-	6	-	(13)
Unrealized (gain) loss on revenue hedges	(16,553)	13,470	2,595	10,721
Other-than-temporary investment impairment	-	-	6,703	-
Gain on sale of asset	-	-	-	(11,501)
Gain on sale of business	-	(508,810)	-	(508,810)
Noncontrolling interest basis adjustment	-	2,076	-	(77,400)
Provision for income taxes	(63,232)	92,161	(123,455)	81,120
Noncontrolling interests	(21,961)	(9,523)	(24,998)	(14,177)

Adjusted Net Income	$128,222	$118,554	$141,735	$114,390

GAAP diluted weighted average shares outstanding	153,532	132,960	150,332	132,184
Additional dilutive securities	1,248	206	5,244	217

Adjusted weighted average shares outstanding	154,780	133,166	155,576	132,401

Diluted earnings (loss) per share	$0.21	$3.38	$(0.51)	$3.74
Adjusted earnings per share	0.83	0.89	0.91	0.86

Free Cash Flow

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
	(in thousands)

Net cash provided by operating activities	$617,774	$610,967	$1,726,097	$1,662,031
Less: capital expenditures	(212,403)	(366,077)	(379,981)	(468,727)

Free cash flow	$405,371	$244,890	$1,346,116	$1,193,304

Adjusted Expenses (cost of revenue, selling and marketing, technology and content and general and administrative expenses)

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
	(in thousands)

Cost of revenue	$406,380	$321,082	$808,950	$643,000
Less: stock-based compensation	(2,884)	(1,316)	(5,292)	(2,474)
Less: depreciation	(15,313)	(11,103)	(29,808)	(21,684)
Less: eLong(1)	-	(11,326)	-	(34,358)

Adjusted cost of revenue	$388,183	$297,337	$773,850	$584,484

Selling and marketing expense	$1,154,993	$885,480	$2,194,341	$1,648,861
Less: stock-based compensation	(25,454)	(6,860)	(32,496)	(13,332)
Less: depreciation	(6,991)	(2,327)	(12,711)	(4,505)
Less: eLong(1)	-	(20,078)	-	(54,080)

Adjusted selling and marketing expense	$1,122,548	$856,215	$2,149,134	$1,576,944

Technology and content expense	$317,921	$186,516	$609,475	$376,971
Less: stock-based compensation	(28,820)	(5,559)	(39,441)	(12,343)
Less: depreciation	(88,048)	(62,898)	(167,749)	(121,525)
Less: eLong(1)	-	(3,852)	-	(10,072)

Adjusted technology and content expense	$201,053	$114,207	$402,285	$233,031

General and administrative expense	$192,555	$141,394	$338,566	$257,791
Less: stock-based compensation	(42,803)	(27,759)	(60,467)	(42,231)
Less: depreciation	(5,671)	(2,949)	(11,010)	(6,008)
Less: eLong(1)	-	(1,833)	-	(5,399)

Adjusted general and administrative expense	$144,081	$108,853	$267,089	$204,153

(1) eLong amount presented without stock-based compensation and depreciation as those are included within the consoldiated totals above.

Expedia, Inc. (excluding eLong) measures (gross bookings, revenue, adjusted EBITDA, operating income (loss), adjusted net income (loss), adjusted EPS, Net income (loss) attributable to the Company)

	Expedia (excluding eLong)			eLong through May 22, 2015			Expedia, Inc.
Metric	Q2 2016	Q2 2015	Δ Y/Y	Q2 2016	Q2 2015	Δ Y/Y	Q2 2016	Q2 2015	Δ Y/Y
Room night growth	20%	35%	(1,419) bps	0%	(18%)	NM	6%	25%	(1,890) bps
Gross bookings	$18,860.8	$15,062.9	25%	$-	$438.2	NM	$18,860.8	$15,501.2	22%
Revenue	2,195.9	1,654.4	33%	-	8.2	NM	2,195.9	1,662.6	32%
Adjusted EBITDA	330.9	281.3	18%	-	(28.9)	NM	330.9	252.3	31%
Operating income (loss)	25.7	135.5	(81%)	-	(45.5)	NM	25.7	90.1	(72%)
Adjusted net income (loss)	128.2	135.8	(6%)	-	(17.2)	NM	128.2	118.6	8%
Adjusted EPS	$0.83	$1.02	(19%)	$-	$(0.13)	NM	$0.83	$0.89	(7%)
Net income attributable to the Company	31.6	82.2	(61%)	-	367.4	NM	31.6	449.6	(93%)
Diluted EPS					.		$0.21	$3.38	(94%)
Free cash flow							405.4	244.9	66%

Conference Call

Expedia, Inc. will webcast a conference call to discuss second quarter 2016 financial results and certain forward-looking information on Thursday, July 28, 2016 at 1:30 p.m. Pacific Time (PT). The webcast will be open to the public and available via http://ir.expediainc.com. Expedia, Inc. expects to maintain access to the webcast on the IR website for approximately three months subsequent to the initial broadcast.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance. These forward-looking statements are based on management’s expectations as of July 28, 2016 and assumptions which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. The use of words such as “intend” and “expect,” among others, generally identify forward-looking statements. However, these words are not the exclusive means of identifying such statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements and may include statements relating to future revenues, expenses, margins, profitability, net income / (loss), earnings per share and other measures of results of operations and the prospects for future growth of Expedia, Inc.’s business.

Actual results and the timing and outcome of events may differ materially from those expressed or implied in the forward-looking statements for a variety of reasons, including, among others:

•	an increasingly competitive global environment;
•	our failure to modify to our current business models and practices or adopt new business models or practices in order to compete in a dynamic industry;
•	changes in search engine algorithms and dynamics or other traffic-generating arrangements;
•	our failure to maintain and expand our relationships and contractual agreements with travel suppliers or travel distribution partners;
•	our failure to maintain and expand our brand awareness or increased costs to do so;
•	our failure to adapt to technological developments or industry trends;
•	risks related to our acquisitions, investments or significant commercial arrangements;
•	risks relating to our operations in international markets;
•	our failure to comply with current laws, rules and regulations, or changes to such laws, rules and regulations;
•	adverse application of existing tax or unclaimed property laws, rules or regulations are subject to interpretation by taxing authorities;
•	unfavorable amendment to existing tax laws, rules or regulations or enactment of new unfavorable laws, rules or regulations;
•	adverse outcomes in legal proceedings to which we are a party;
•	declines or disruptions in the travel industry;
•	risks related to payments and fraud;
•	fluctuations in foreign exchange rates;
•	volatility in our stock price;
•	liquidity constraints or our inability to access the capital markets when necessary or desirable;
•	interruption, security breaches and lack of redundancy in our information systems;
•	our failure to comply with governmental regulation and other legal obligations related to our processing, storage, use, disclosure and protection of personal information, payment card information and other consumer data;
•	our failure to retain or motivate key personnel or hire, retain and motivate qualified personnel, including senior management;
•	changes in control of the Company;
•	management and director conflicts of interest;
•	risks related to actions taken by our business partners and third party service providers, including failure to comply with our requirements or standards or the requirements or standards of governmental authorities, or any cessation of their operations;
•	risks related to the failure of counterparties to perform on financial obligations;

•	risks related to our long-term indebtedness, including our failure to effectively operate our businesses due to restrictive covenants in the agreements governing our indebtedness;
•	our failure to protect our intellectual property and proprietary information from copying or use by others, including potential competitors;

as well as other risks detailed in our public filings with the SEC, including our quarterly report on Form 10-K for the year ended December 31, 2015. Except as required by law, we undertake no obligation to update any forward-looking or other statements in this release, whether as a result of new information, future events or otherwise.

About Expedia, Inc.

Expedia, Inc. (NASDAQ: EXPE) is the world’s largest online travel company, with an extensive brand portfolio that includes leading online travel brands, such as:

•	Expedia.com®, a leading full service online travel company with localized sites in 33 countries
•	Hotels.com®, a preeminent global lodging expert operating in more than 65 countries and 35 languages with its award winning Hotels.com® Rewards loyalty program
•	Orbitz Worldwide, including leading U.S. travel websites Orbitz.com and CheapTickets.com, as well as ebookers, a full-service travel brand with websites in seven European countries.
•	Expedia® Affiliate Network (EAN), a global B2B business that powers the hotel business of leading airlines, top consumer brands, online travel agencies and thousands of other partners through its API and template solutions
•	trivago®, a leading online hotel search with sites in 55 countries worldwide
•	HomeAway®, a global online marketplace for the vacation rental industry, which also includes the VRBO, VacationRentals.com and BedandBreakfast.com brands, among others
•	Egencia®, a leading corporate travel management company
•	Travelocity®, a leading online travel brand in the U.S. and Canada delivering customer service when and where our customers need it with the Customer 1st Guarantee
•	Hotwire®, inspiring spontaneous travel through Hot Rate® deals
•	Expedia® Media Solutions, the advertising sales division of Expedia, Inc. that builds media partnerships and enables brand advertisers to target a highly-qualified audience of travel consumers
•	Wotif Group, a leading portfolio of travel brands including Wotif.com®, Wotif.co.nz, lastminute.com.au®, lastminute.co.nz and travel.com.au®
•	Classic Vacations®, a top luxury travel specialist
•	CarRentals.com™, a premier online car rental booking company with localized sites in 13 countries
•	Expedia Local Expert®, a provider of online and in-market concierge services, activities, experiences and ground transportation in hundreds of destinations worldwide
•	Venere.com™, an online hotel reservation specialist in Europe
•	Expedia® CruiseShipCenters®, a provider of exceptional value and expert advice for travelers booking cruises and vacations through its network of over 220 retail travel agency franchises across North America

For corporate and industry news and views, visit us at www.expediainc.com or follow us on Twitter @expediainc.

Trademarks and logos are the property of their respective owners. © 2016 Expedia, Inc. All rights reserved. CST: 2029030-50

Contacts
Investor Relations	Communications
(425) 679-3759	(425) 679-4317
ir@expedia.com	press@expedia.com